Exhibit 10.3

AGREEMENT REGARDING

CHANGE OF CONTROL OR SEPARATION OF SERVICE

This agreement (“Agreement”) is made and entered into effective as of                      (“Effective Date”), by and between Tanox, Inc. (“Tanox” or the “Company”), whose address is 10301 Stella Link, Houston, Texas, 77025, and                      (“Executive”), whose address is                     . This Agreement may sometimes refer to Tanox and Executive singularly as a “Party” or collectively as the “Parties.”

1. Confirmation of Employment At-Will

Executive’s employment with Tanox has been, is, and shall continue to be on an at-will basis. This means that either Executive or Tanox may terminate Executive’s employment with the Company at any time and for any reason or no reason at all, except that if (a) a Change in Control of the Company shall have occurred and the Executive’s employment by the Company is thereafter terminated (whether by the Executive with Good Reason or the Company without Cause as provided in Paragraph 3), or (b) Executive’s employment is terminated in certain other circumstances delineated in this Agreement, then the Executive shall be entitled to receive certain benefits as provided in this Agreement.

2. Change of Control

A “Change of Control” shall be deemed to have occurred on the date that one or more of the following occurs:

A. Individuals who, on the date hereof, constitute the entire Board of Directors of the Company (“Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the then Incumbent Directors shall be considered as though such individual was an Incumbent Director, but excluding, for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest, as such terms are used in Rule 14a-11 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person (as defined below) other than the Board;

B. The stockholders of the Company shall approve (i) any merger, consolidation or recapitalization of the Company (or, if the capital stock of the Company is affected, any subsidiary of the Company), or any sale, lease, or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company (each of the foregoing being an “Acquisition Transaction”) where (1) the stockholders of the Company immediately prior to such Acquisition Transaction would not immediately after such Acquisition Transaction beneficially own, directly or indirectly, shares or other ownership interests representing in the aggregate fifty one percent (51%) or more of (a) the then outstanding common stock or other equity interests of the corporation or other entity surviving or resulting from such merger, consolidation or recapitalization or acquiring such assets of the Company, as the case may be (the “Surviving Entity”) (or of its ultimate parent corporation or other entity, if any), and (b) the Combined Voting Power of the then outstanding Voting Securities of the Surviving Entity (or of its ultimate parent corporation or other entity, if any) or (2) the Incumbent Directors at the time of the initial approval of such Acquisition Transaction would not immediately after such Acquisition Transaction constitute a majority of the Board of Directors, or similar managing group, of the Surviving Entity (or of its ultimate parent corporation or other entity, if any), or (ii) any plan or proposal for the liquidation or dissolution of the Company; or

C. Any Person other than Nancy T. Chang or Tse Wen Chang shall be or become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate more than forty percent (40%) of either (i) the then outstanding shares of common stock of the Company (“Common Stock”) or (ii) the Combined Voting Power of all then outstanding Voting Securities of the Company; provided, however, that notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Subsection (C):

(1) Solely as a result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases (a) the proportionate number of Common Stock beneficially owned by any Person to more than forty percent (40%) of the Common Stock then outstanding, or (b) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to more than forty percent (40%) of the Combined Voting Power of all then outstanding Voting Securities; or

(2) Solely as a result of an acquisition of securities directly from the Company except for any conversion of a security that was not acquired directly from the Company,

(3) provided, further, that if any Person referred to in paragraph (1) or (2) of this Subsection (C) shall thereafter become the beneficial owner of any additional Common Stock or other Voting Securities of the Company (other than pursuant to a stock split, stock dividend or similar transaction), then a Change in Control shall be deemed to have occurred for purposes of this Subsection (C).

D. For purposes of the definition of “Change in Control”:

(i) “Affiliate” shall mean, as to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person, within the meaning of such terms as used in Rule 405 under the Securities Act of 1933, as amended (“Securities Act”), or any successor rule.

(ii) “Combined Voting Power” shall mean the aggregate votes entitled to be cast generally in the election of the Board of Directors, or similar managing group, of a corporation or other entity by holders of then outstanding Voting Securities of such corporation or other entity.

(iii) “Person” shall mean any individual, entity (including, without limitation, any corporation, partnership, trust, joint venture, association or governmental body) or group (as defined in Sections 14(d)(3) or 15(d)(2) of the Exchange Act and the rules and regulations thereunder); provided, however, that Person shall not include the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its majority-owned subsidiaries or any entity organized, appointed or established by the Company or such subsidiaries for or pursuant to the terms of any such plan.

(iv) “Voting Securities” shall mean all securities of a corporation or other entity having the right under ordinary circumstances to vote in an election of the Board of Directors, or similar managing group, of such corporation or other entity.

3. Termination Following a Change in Control

A. If a Change in Control of the Company shall have occurred, any subsequent termination of Executive’s employment (i) by the Executive upon an Event of Termination for Good Reason (hereafter defined) or (ii) by the Company upon an Event of Termination for Cause (hereafter defined), shall be communicated by written notice to the other party. If the notice is from the Company and states that the Executive’s employment by the Company is terminated by the Company as a result of the occurrence of an Event of Termination for Cause, the notice shall specifically describe the action or inaction of the Executive that the Company believes constitutes an Event of Termination for Cause. If the notice is from the Executive and states that the Executive’s employment by the Company is terminated by the Executive as a result of the occurrence of an Event of Termination for Good Reason, the notice shall specifically describe the action or inaction of the Company that the Executive believes constitutes an Event of Termination for Good Reason.

B. An “Event of Termination for Cause” shall have occurred: (i) if Executive should be convicted of or pleads nolo contendre to any felony offense or to a crime that the Board determines, in its sole discretion, is a crime of moral turpitude (whether or not a felony); (ii) if Executive should commit willful misconduct (that is, done in bad faith or without reasonable belief that such action is in the best interest of the Company) or violate any law in connection with the performance of any of Executive’s duties, including, without limitation, (a) misappropriation of funds or property of the Company or any of its affiliates or customers, (b) securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or any of its affiliates, or (c) making any material misrepresentation to the Board, the Company, or any of the Company’s affiliates; (iii) if Executive materially violates or fails to comply with any written Company policy; (iv) if Executive materially breaches any term of this Agreement; or (v) the willful and continued failure or neglect of the Executive to substantially perform his/her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness). The Board shall not have Cause to terminate Executive’s employment under Paragraph 3.B. (iii), (iv), or (v) of this Agreement unless and until the Board provides written notice to Executive identifying Executive’s alleged violation of policy, breach of this Agreement, or failure to perform (or neglect of) any duty and Executive fails to cure such violation of policy, breach of this Agreement or failure to perform (or neglect of) any duty within 60 days.

C. An “Event of Termination for Good Reason” shall have occurred in the event of any of the following:

(i) Executive’s assignment to any duties or the significant reduction of Executive’s duties or a significant change of Executive’s title, any of which is inconsistent with his or her position or title with the Company and responsibilities in effect immediately prior to such assignment, except in each case in connection with a promotion. For purposes of clarification, if Executive is not the Vice President of Human Resources of the successor entity or its ultimate parent, if any, then Executive will have suffered a significant reduction of his/her duties which qualifies as an Event of Termination for Good Reason pursuant to this paragraph;

(ii) reduction by the Company in Executive’s base compensation as in effect immediately prior to such reduction, provided that an Event of Termination for Good Reason shall not be deemed to have occurred where Executive’s base compensation is reduced as part of an overall cost reduction program that affects all senior executives of the Company and does not disproportionately affect Executive;

(iii) any purported termination of Executive by the Company (other than a voluntary resignation initiated by Executive, except for a voluntary termination initiated by Executive for the reasons described in this paragraph) which is not effected for disability or for Cause;

(iv) relocation of Executive’s principal place of employment by more than 50 miles;

(v) the failure of any successor entity to the Company to expressly assume in writing the terms of this agreement; and

(vi) any material breach by the Company of any material provision of this agreement which has not been cured within 30 days of written notice to the Company by Executive of such breach.

4. Severance Benefits

A. If a Change of Control occurs and, within one year thereafter, the Executive’s employment by the Company is terminated by the Executive following an Event of Termination for Good Reason or by the Company otherwise than as a result of an Event of Termination for Cause, Executive will be entitled to receive Change of Control Severance Benefits consisting of: (a) a lump sum payment equal to one year of Executive’s base salary as in effect immediately prior to the Change of Control (minus lawful withholdings); (b) a lump sum payment equal to the dollar amount of Executive’s full target bonus percentage as in effect immediately prior to the Change of Control (minus lawful withholdings); (c) a lump sum payment of $15,000 (minus lawful withholdings) that Executive may use for benefit continuation under COBRA or for any other purpose; and (d) accelerated vesting of Executive’s stock options under any stock option agreement(s) between Executive and Tanox, meaning that all outstanding but unvested stock options shall be accelerated and fully vested, and all vested options shall be exercisable until the later of (i) the 15th day of the third month following the date at which the stock options would otherwise have expired in accordance with their original terms, (ii) December 31 of the calendar year in which the stock options would otherwise have expired in accordance with their original terms and (iii) such longer period (not to exceed twelve months following the Separation from Service (as defined in paragraph 4.C below) as may be provided by the Treasury Department in the final regulations addressing Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that the foregoing shall not be construed to cause an incentive stock option to fail to meet the statutory requirements of Section 422 of the Code.

B. If at any time prior to a Change in Control the Executive’s employment is terminated by the Company for any reason other than an Event of Termination for Cause or if Executive resigns because of an Event of Termination for Good Reason, Executive shall be entitled to receive payment equal to (i) one year of Executive’s base salary (minus lawful withholdings) and (ii) $15,000 (minus lawful withholdings) that Executive may use for benefit continuation under COBRA or for any other purpose (“Separation Benefits”).

C. If payable under paragraph 4.A, the Change of Control Severance Benefits shall be paid on the later of the 60th day after the effective date of Executive’s “separation from service” (within the meaning of Section 409A and the regulations issued thereunder) (“Separation from Service”), or six months and one day after the Executive’s Separation from Service if the Executive is a “specified employee” (as that term is defined under Section 409A of the Code and the regulations issued thereunder) (“Specified Employee”) at the time the Executive becomes entitled to Change of Control Severance Benefits under this Paragraph. If payable under paragraph 4.B, the Separation Benefits shall be paid periodically in installments over the twelve months following the Executive’s Separation from Service, in accordance with the Company’s regular payroll practices, provided that no payment shall be made prior to the 60th day after the effective date of Executive’s Separation from Service or six months and one day after the Executive’s Separation from Service if the Executive is a Specified Employee at the time the Executive becomes entitled to the Separation Benefits under this Paragraph. Notwithstanding the foregoing, no Change of Control Severance Benefits or Separation Benefits shall be due under this Agreement unless (a) prior to the 60th day after the effective date of Executive’s separation from service, Executive has signed a release agreement (“Release Agreement”) that the Company will provide in which Executive releases any possible claims against the Company and all of its parents, divisions, subsidiaries, affiliates, and related companies, and their present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors, and assigns; and (b) prior to the 60th day after the effective date of Executive’s separation from service, the seven day revocation period in the Release Agreement has expired without Executive’s revocation. In the case of Separation Benefits, the Release Agreement shall also include a reasonable agreement to cooperate for a period of six months following the employment termination date and a mutual non-disparagement clause.

5. General Provisions

A. This Agreement may not be assigned by Executive. This Agreement may be assigned in whole or in part by the Company to a successor in interest. Executive expressly agrees to honor and accept such assignment or other transfer and, on the consummation thereof, to attorn to the Company’s assignee and to perform Executive’s duties and obligations under this Agreement for the benefit of the Company’s assignee as if the Company’s assignee were the Company. Executive further agrees that, on the consummation of such assignment or other transfer, all references in this Agreement to the Company shall become and shall be deemed to be references to the Company’s assignee and the Company shall be relieved of all obligations under this Agreement.

B. This Agreement shall be governed by, construed, and enforced in accordance with the internal, local laws, of the State of Texas (without regard to conflicts of law rules) and the obligations of the Company and Executive shall be performable in the State of Texas. The Parties agree that proper jurisdiction and venue for any dispute arising under this Agreement are in state or federal court in Harris County, Texas.

C. This Agreement contains the entire agreement between the Parties regarding any benefit Executive may receive from any type of change of control or separation benefits (as defined in this Agreement or otherwise) at Tanox and supersedes and replaces all prior communications and agreements (oral or written) between Executive and the Company regarding any benefit Executive may receive from any type of change of control or separation benefits (as defined in this Agreement or otherwise) at Tanox. This Agreement does not extinguish any previous written stock option agreements between Executive and the Company; however, it modifies any previous written stock option agreements as provided in Paragraph 4 of this Agreement. Except as provided in this paragraph C, this Agreement does not extinguish any other agreements between Executive and the Company. Except as expressly provided in this Agreement, no variation, modification, or change of this Agreement shall be binding upon either Party hereto unless set forth in a document duly executed by both Parties.

D. This Agreement is intended to express the Parties’ mutual intent, and irrespective of the Party preparing this document, no rule of construction shall be applied against such Party, as both Parties have actively participated in the preparation and negotiation of this Agreement.

E. No Party’s waiver of the other Party’s breach of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure on either Party’s part to complain of any act or failure to act of the other Party or to declare the other Party in default, irrespective of how long such failure or default continues, shall not constitute a waiver by such Party of such Party’s rights under this Agreement.

F. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

G. This Agreement shall inure to the benefit of and be binding on the undersigned Parties and their respective permitted successors and permitted assigns. Whenever, in this instrument, a reference to any Party is made, such reference shall be deemed to include a reference to such Party’s permitted successors and permitted assigns; however, neither this

Paragraph 5.G. nor any other portion of this Agreement shall be interpreted to constitute a consent to any assignment or other transfer of this Agreement or any part hereof other than pursuant to and in accordance with this Agreement’s other provisions.

H. The prevailing Party in any dispute between the Parties to this Agreement, arising out of the interpretation, application, or enforcement of any provision of this Agreement, shall be entitled to recover all of its reasonable attorneys’ fees and costs, whether suit be filed or not, including, without limitation, costs and attorneys’ fees related to or arising out of any arbitration, administrative proceedings, trial, or appellate proceedings, or petition for review before any other court or administrative body.

I. Notwithstanding any other provision of this Agreement to the contrary, Executive and the Company shall in good faith amend this Agreement to the limited extent necessary to comply with the requirements under Section 409A of the Code, and any regulations or other guidance issued thereunder, in order to ensure that any amounts paid or payable hereunder are not subject to the additional 20% income tax thereunder while maintaining to the maximum extent practicable the original intent of this Agreement.

EXECUTED, in multiple counterparts, each of which shall have the force and effect of an original, on the Effective Date.

TANOX, INC.	OFFICER

By:
Printed Name:	“Executive”
Title:

Date:	Date: